Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01
Equity First Protection First OFFERING SUMMARY (Related to the Pricing Supplement No. 2008-MTNDD330, Dated September 24, 2008) CITIGROUP FUNDING INC. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D Contingent Upside Participation Principal Protected Notes 3,060,000 Contingent Upside Participation Principal Protected Notes Based Upon the iShares® S&P Latin America 40 Index Fund Due October 6, 2011 Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll- free 1-877-858-5407. Investment Products Not FDIC Insured May Lose Value No Bank Guarantee September 24, 2008

2	Principal Protected Notes

Overview of the Notes
Types of Investors
Commissions and Fees
Final Terms
Benefits of the Notes
Key Risk Factors
Description of the iShares(R) S&P Latin America 40 Index Fund
Hypothetical Maturity Payments
Certain U.S. Federal Income Tax Considerations
ERISA and IRA Purchase Considerations
Additional Considerations

Contingent Upside
Participation Principal
Protected Notes
Based Upon the iShares® S&P Latin America 40 Index Fund Due October 6, 2011

This offering summary contains a summary of the terms and conditions of the Contingent Upside Participation Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Final Terms” below.

Overview of the Notes
The Contingent Upside Participation Principal Protected Notes Based Upon the iShares® S&P Latin America 40 Index Fund (the “Notes”) are investments linked to an exchange-traded fund that are offered by Citigroup Funding Inc. and that have a maturity of approximately three years. The Notes pay an amount at maturity that will depend on the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date.

If the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date does not exceed $69.74, approximately 175% of the Starting Price, the payment you receive at maturity for each $10 Note you hold at maturity will be (i) greater than your initial investment in the Notes, if the Ending Price is greater than the Starting Price, or (ii) equal to your initial investment in the Notes, if the Ending Price is less than or equal to the Starting Price. If, however, the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds $69.74, approximately 175% of the Starting Price, the return on the Notes at maturity will be limited to a fixed return equal to 19% of your initial investment in the Notes, regardless of whether the Ending Price is greater than, equal to or less than the Starting Price.

Some key characteristics of the Notes include:

£	Principal Protection. Your initial investment is 100% principal protected only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Note to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the Note Return Amount, which may be positive or zero. If the Ending Price is greater than the Starting Price or, if the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds $69.74, approximately 175% of the Starting Price, the Note Return Amount will be positive. In all other circumstances, the Note Return Amount will be zero, and at maturity you will receive only your $10 initial investment per Note for each Note you then hold.

£	No Periodic Payments. You will not receive any periodic payments of interest or other periodic payments on the Notes. Instead, the return on the Notes, if any, will vary depending on the performance of the Fund Shares during the term of the Notes and will be paid at maturity based upon (i) the closing price of the Fund Shares on every Trading Day from the Pricing

Principal Protected Notes	3

Date up to and including the Valuation Date and (ii) the appreciation, if any, of the Fund Shares from the Pricing Date to the Valuation Date or the fixed return, as applicable. The return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and may be zero. In addition, you will not receive any dividend payments or other distributions, if any, made on the Fund Shares or the stocks included in the S&P Latin America 40 Index, the index on which the iShares® S&P Latin America 40 Index Fund (the “Fund”) is based.

£	Limited Participation in Potential Change in Value of Fund Shares. The Notes allow investors to participate in only a portion of the growth potential of the Fund Shares, up to an increase of approximately 75% from the Starting Price. If the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds $69.74, approximately 175% of the Starting Price, then instead of participating in the appreciation of the Fund Shares, the return on the Notes will be limited to the fixed return of 19%.

£	Tax Treatment. The federal income tax treatment of the Notes differs from the tax treatment of traditional fixed-rate notes. The federal income tax treatment of the Notes will require U.S. investors to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis annually over the term of the Notes, although U.S. investors will receive no payments with respect to the Notes before maturity. Non-U.S. investors will generally not be subject to U.S. income or withholding tax, provided that certain certification requirements are met. See “Certain U.S. Federal Income Tax Considerations — United States Investors” in the pricing supplement for further information.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

Types of Investors
The Notes are not a suitable investment for investors who require regular fixed-income payments since no interest payments or investment returns, if any, will be paid during the term of the Notes. These Notes may be an appropriate investment for the following types of investors:

£	Investors looking for exposure to the Fund Shares on a principal-protected basis who do not expect that on any Trading Day from the Pricing Date up to and including the Valuation Date the closing price of the Fund Shares will increase by more than approximately 75% and who are willing to potentially earn a fixed return of only 19% for the term of the Notes, foregoing any potential additional appreciation in a direct investment in the Fund Shares.

£	Investors who seek to add an investment linked to an exchange-traded fund to their portfolio for diversification purposes, since an investment in the Notes may outperform fixed-income securities in a moderate equity market environment.

4	Principal Protected Notes

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.300 for each $10.000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.275 from this underwriting fee for each Note they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.275 from this underwriting fee for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

Principal Protected Notes	5

Final Terms

Issuer:	Citigroup Funding Inc.

Security:	Contingent Upside Participation Principal Protected Notes Linked to the iShares® S&P Latin America 40 Index Fund Due 2011.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of the Issuer’s Obligations:	Aa3/AA-(Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change during the term of the Notes.

Principal Protection:	100% if held on the Maturity Date.

Pricing Date:	September 24, 2008.

Issue Date:	September 29, 2008.

Valuation Date:	October 3, 2011.

Maturity Date:	October 6, 2011.

Trading Day:
A Trading Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded in one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Issue Price:	$10 per Note.

Fund Shares:	Shares of the iShares® S&P Latin America 40 Index Fund (NYSE Arca Symbol: “ILF”).

Coupon:	None.

Maturity Payment:	For each $10 Note, $10 plus a Note Return Amount, which may be positive or zero.

Note Return Amount:	For each $10 Note:

(i)     an amount equal to the product of (a) $10 and (b) the Fund Percentage Change, if the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date is less than or equal to $69.74, approximately 175% of the Starting Price; provided that if the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date is negative, or has been unchanged, the Fund Percentage Change will be 0% and the Note Return Amount will equal zero; or

(ii)    an amount equal to the product of (a) $10 and (b) a fixed return equal to 19%, if the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is greater than $69.74, approximately 175% of the Starting Price.

Fund Percentage Change:	The Fund Percentage Change will equal the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date, expressed as a percentage:
Ending Price − Starting Price Starting Price
provided that if the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date is negative, the Fund Percentage Change will be 0%.

Starting Price:	$39.85.

Ending Price:	The closing price of the Fund Shares on the Valuation Date.

Listing:	The Notes will not be listed on any exchange.

Underwriting Discount:	3.00% (including the 2.75% Sales Commission defined below).

Sales Commission Earned:	$0.275 per Note for each Note sold by a Smith Barney Financial Advisor.

Sales Concession Granted:
$0.275 per Note for each Note sold by a dealer, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets.

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:	17313G332

6	Principal Protected Notes

Benefits of the Notes

£	Contingent Growth Potential. If held to maturity, the Notes may provide investors with a positive Note Return Amount based on the Ending Price of the Fund Shares, enabling you to participate in the increase, if any, in the price of the Fund Shares during the term of the Notes, up to a maximum return of approximately 75%, or may only be 19% in certain circumstances.

£	Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment in the Notes regardless of the Ending Price of the Fund Shares.

£	Diversification Potential. The Notes are linked to shares of an exchange-traded fund and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors

£	Possibility of No Appreciation. The return on the Notes, if any, depends on the closing price of the Fund Shares during the term of the Notes. If the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date does not exceed $69.74, approximately 175% of the Starting Price, and if the Ending Price is equal to or less than the Starting Price, the payment you receive at maturity will be limited to your initial investment in the Notes, even if the closing price of the Fund Shares is greater than the Starting Price at one or more times during the term of the Notes.

£	Appreciation May Be Limited. The return on the Notes, if any, may be less than the return on a direct investment in the Fund Shares. If the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds $69.74, approximately 175% of the Starting Price, you will receive a fixed return on the Notes equal to 19% regardless of the Fund Percentage Change. In this case, if the Fund Shares appreciate by more than 19% during the term of the Notes, you will not fully participate in such appreciation.

£	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Fund Shares or the stocks included in the S&P Latin America 40 Index, the index on which the Fund is based.

£	Potential for a Lower Comparable Yield. The Notes do not pay any periodic interest. The Note Return Amount will depend on the closing price of the Fund Shares during the term of the Notes, and will be based on the Fund Percentage Change or the fixed return, as applicable. As a result, the yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

£	Relationship to the Fund. You will have no rights against the Fund, the issuer of the Fund Shares, even though the market value of the Notes and the amount you receive at maturity depends on the price of the Fund Shares. The Fund is not involved in the offering of the Notes and has no obligation relating to the Notes. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Fund Shares.

£	Value of the Fund Shares May Not Completely Track the Value of the S&P Latin America 40 Index. Although the trading characteristics and valuations of the Fund Shares will usually mirror

Principal Protected Notes	7

the characteristics and valuations of the S&P Latin America 40 Index, the value of the Fund Shares may not completely track the value of the S&P Latin America 40 Index. The Fund Shares reflect transaction costs and fees that are not included in the calculation of the S&P Latin America 40 Index. Additionally, because the Fund may hold a small percentage of securities other than the stocks included in the S&P Latin America 40 Index, the Fund may not fully replicate the performance of the S&P Latin America 40 Index.

£	Return on the Notes May Be Lower Than the Return of a Note Based Upon a More Diverse Index. All or substantially all of the securities held by the Fund are issued by public companies that are listed on the Mexican and South American equity markets. Because the value of the Notes is linked to the performance of the Fund, an investment in these Notes will be concentrated in public companies listed on the Mexican and South American equity markets. The economies of certain Central and South American countries have experienced high interest rates, economic volatility, inflation, currency devaluations and high unemployment rates. In addition, to the extent that the S&P Latin America 40 Index is concentrated in the securities of companies in a particular market, industry, group of industries, sector or asset class, the Fund may be adversely affect by the performance of those securities, may be subject to increased price volatility and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that market, industry, group of industries, sector or asset class. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the Mexican and South American equity markets than an investment in Notes based upon securities of a more broadly diversified geographic segment or group of issuers.

£	Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the S&P Latin America 40 Index. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the S&P Latin America 40 Index and purchased by the Fund. Although the price of the Fund Shares will seek to generally mirror the value of the S&P Latin America 40 Index, the price of the Fund Shares may not completely track the value of the S&P Latin America 40 Index. The price of the Fund Shares will reflect transaction costs and fees that are not included in the calculation of the S&P Latin America 40 Index. As a result, the return on the Notes may be less than the return you would realize if you actually owned the stocks included in the S&P Latin America 40 Index, even if the Ending Price of the Fund Shares is greater than the Starting Price of the Fund Shares. In addition, if the dividend yield on those stocks increases, we expect that the value of the Notes may decrease because the price of the Fund Shares will decrease when the value of the dividend payments for those stocks purchased by the Fund are paid to holders of the Fund Shares.

£	Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

£	The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Fund, interest rates, the earnings performance of the issuers of the stocks included in the Fund, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

8	Principal Protected Notes

£	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in the Fund Shares, the stocks included in the Fund or other instruments, such as options, swaps or futures, based upon the Fund, the S&P Latin America 40 Index or the stocks included in the S&P Latin America 40 Index, by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’s role as the Calculation Agent for the Notes may result in a conflict of interest.

£	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Description of the iShares® S&P Latin America 40 Index Fund

General

According to publicly available documents, the iShares® S&P Latin American Index Fund (the “Fund”) is one of numerous separate investment portfolios called “Funds” which make up the iShares® Trust (the “Trust”), a registered investment company. The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Annual Report to Shareholders on Form N-CSR for the year ended March 31, 2008 and its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended December 31, 2007 and other information) with the SEC. The Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of companies in the Mexican and South American equity markets as represented by the Standard & Poor’s Latin America 40 Index. The Fund’s investment operations commenced on October 25, 2001.

Barclays Global Fund Advisors (“BGFA”), the investment adviser to the Fund, uses a “passive” or indexing approach to try to achieve the Fund’s investment objective. Unlike many investment companies, the Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued. The Fund generally invests at least 90% of its assets in stocks of the S&P Latin America 40 Index and depositary receipts representing stocks of the S&P Latin America 40 Index. The Fund may invest the remainder of its assets in securities not included in the S&P Latin America 40 Index but which BGFA believes will help the Fund track the S&P Latin America 40 Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BGFA.

BGFA uses a representative sampling indexing strategy to manage the Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the S&P Latin America 40 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the S&P Latin America 40 Index. The Fund may or may not hold all of the stocks in the S&P Latin America 40 Index.

Principal Protected Notes	9

An index is a theoretical financial calculation while the Fund is an actual investment portfolio. The performance of the Fund and the S&P Latin America 40 Index may vary somewhat due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Fund’s portfolio and the S&P Latin America 40 Index resulting from legal restrictions (such as diversification requirements) that apply to the Fund but not to the S&P Latin America 40 Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the Fund’s portfolio and that of the S&P Latin America 40 Index. BGFA expects that, over time, the Fund’s tracking error will not exceed 5%. Because the Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Latin America 40 Index. The Fund’s investment objective and the S&P Latin America 40 Index may not be changed without shareholder approval.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets. The Notes are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Data on the Fund Shares

The following table sets forth the high and low closing prices of the Fund Shares and dividends paid per Fund Share for each quarter since January 2004, as reported on the American Stock Exchange from January 2, 2004 through February 15, 2007, on the New York Stock Exchange from February 16, 2007 through December 5, 2007 and on NYSE Arca from December 6, 2007 through September 24, 2008. These historical data on the Fund Shares are not indicative of the future performance of the Fund Shares or what the market value of the Notes may be. Any historical upward or downward trend in the market price of the Fund Shares during any period set forth below is not an indication that the Fund Shares are more or less likely to increase or decrease at any time during the term of the Notes. Please note that holders of Notes will not be entitled to any rights with respect to the Fund Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend

2004
Quarter
First	$12.8580	$11.7540	$0.1484
Second	$12.9760	$9.9560	$0.0000
Third	$13.4440	$11.5700	$0.0000
Fourth	$16.1140	$13.3000	$0.1877
2005
Quarter
First	$18.1300	$14.9220	$0.0000
Second	$18.7220	$15.5820	$0.0000
Third	$24.0840	$18.6360	$0.0000
Fourth	$26.1340	$21.2320	$0.3380

10	Principal Protected Notes

	High	Low	Dividend

2006
Quarter
First	29.3980	25.5380	0.0000
Second	32.3900	22.6500	0.0000
Third	28.9280	27.5700	0.0000
Fourth	34.1520	28.0400	0.6521
2007
Quarter
First	36.1720	31.5700	0.0000
Second	44.2520	36.1660	0.0000
Third	48.2480	36.3200	0.0000
Fourth	53.4020	45.5000	0.6943
2008
Quarter
First	54.3580	43.3800	0.0000
Second	61.0360	52.4140	0.5290
Third (through September 24)[1]	53.7800	36.2200	0.0000

[1]	A 5-for-1 stock split of the Fund Shares became effective on July 23, 2008. These prices have been adjusted to reflect that split.

The following graph illustrates the historical performance of the Fund Shares based on the closing price thereof on each Trading Day from January 2, 2004 through September 24, 2008. Past movements of the Fund Shares are not indicative of future Fund Share prices.

Daily Closing Prices of the iShares® S&P Latin America 40 Index Fund Shares

On September 24, 2008, the closing price of the Fund Shares was $39.85.

Hypothetical Maturity Payments
The Note Return Amount will depend on the Closing Price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date and will be based either on the percentage change in the Closing Price of the Fund Shares from the Pricing Date to the

Principal Protected Notes	11

Valuation Date or the fixed return, as applicable. Because the Closing Price of the Fund Shares may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Prices of the Fund Shares on the return on the Notes at maturity, depending on whether the Closing Price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date is less than or equal to 180% of the Starting Price or greater than 180% of the Starting Price. All of the hypothetical examples assume an investment in the Notes of $10, that the Starting Price is $47.86, that the threshold for determining whether holders will receive a return based on the percentage change in the Fund Shares or the fixed return is 180%, that 180% of the Starting Price is $86.15 that the term of the Notes is three years and that an investment is made on the initial issue date and held to maturity.

As demonstrated by the examples below, if the hypothetical closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date is less than or equal to $86.15, the return will be equal to the Fund Percentage Change and, so long as the hypothetical Ending Price is greater than the hypothetical Starting Price, the payment at maturity will be greater than the initial investment of $10 per Note. If, however, the hypothetical closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is greater than $86.15, the return on the Notes will be equal to the fixed return, regardless of whether the hypothetical Ending Price is greater than, equal to or less than the hypothetical Starting Price.

12	Principal Protected Notes

		Scenario I:		Scenario II:
		All Closing Prices Are Less		One or More Closing Prices Are
		Than or Equal to $86.15(1)		Greater Than $86.15(2)

Hypothetical	Percentage Change
Ending Price of the	from the Starting Price	Fund Percentage	Payment at Maturity	Fixed	Payment at Maturity
Fund Shares	to the Ending Price	Change	on the Notes	Return	on the Notes

$23.93	—50%	0%	$10.00	19%	$11.90

$26.32	—45%	0%	$10.00	19%	$11.90

$28.72	—40%	0%	$10.00	19%	$11.90

$31.11	—35%	0%	$10.00	19%	$11.90

$33.50	—30%	0%	$10.00	19%	$11.90

$35.90	—25%	0%	$10.00	19%	$11.90

$38.29	—20%	0%	$10.00	19%	$11.90

$40.68	—15%	0%	$10.00	19%	$11.90

$43.07	—10%	0%	$10.00	19%	$11.90

$45.47	—5%	0%	$10.00	19%	$11.90

$47.86	0%	0%	$10.00	19%	$11.90

$50.25	5%	5%	$10.50	19%	$11.90

$52.65	10%	10%	$11.00	19%	$11.90

$55.04	15%	15%	$11.50	19%	$11.90

$57.43	20%	20%	$12.00	19%	$11.90

$59.83	25%	25%	$12.50	19%	$11.90

$62.22	30%	30%	$13.00	19%	$11.90

$64.61	35%	35%	$13.50	19%	$11.90

$67.00	40%	40%	$14.00	19%	$11.90

$69.40	45%	45%	$14.50	19%	$11.90

$71.79	50%	50%	$15.00	19%	$11.90

$74.18	55%	55%	$15.50	19%	$11.90

$76.58	60%	60%	$16.00	19%	$11.90

$78.97	65%	65%	$16.50	19%	$11.90

$81.36	70%	70%	$17.00	19%	$11.90

$83.76	75%	75%	$17.50	19%	$11.90

$86.15	80%	80%	$18.00	19%	$11.90

$88.54	85%	N/A	N/A	19%	$11.90

$90.93	90%	N/A	N/A	19%	$11.90

$93.33	95%	N/A	N/A	19%	$11.90

$95.72	100%	N/A	N/A	19%	$11.90

$98.11	105%	N/A	N/A	19%	$11.90

The examples are for purposes of illustration only. The actual Note Return Amount will depend on the actual Closing Prices during the term of the Notes, the actual Starting Price, the actual Ending Price, the actual threshold for determining whether holders will receive a return based on the percentage change in the Fund Shares or the fixed return and other relevant parameters.

(1)	The hypothetical closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date has been less than or equal to $86.15, which is 180% of the hypothetical Starting Price.

(2)	The hypothetical closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date has been greater than $86.15, which is 180% of the hypothetical Starting Price.

Principal Protected Notes	13

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

All investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the Notes will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed comparable yield of 5.4181% compounded semiannually) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, the Notes. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. holder will be required to include such additional amount as ordinary income. If a U.S. holder disposes of the Notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

Special rules will apply if the closing price of the Fund Shares is greater than $69.74, approximately 175% of the Starting Price, at any time before six months prior to maturity, so that the amount paid at the maturity of the Notes would become fixed.

In the case of a holder of the Notes that is not a U.S. person, all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

You should refer to the pricing supplement for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

14	Principal Protected Notes

ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations
If the closing price of the Fund Shares is not available on the Valuation Date or on any other relevant Trading Day, the Calculation Agent may determine the relevant closing price in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Fund or the S&P Latin America 40 Index is discontinued, the Calculation Agent may determine the relevant closing price by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the S&P Latin America 40 Index prior to any such discontinuance. You should refer to the sections “Description of the Notes — Note Return Amount,” “— Delisting or Suspension of Trading in the Fund Shares; Termination of the iShares® S&P Latin America 40 Index Fund” and “— Alteration of Method of Calculation” in the related pricing supplement for more information. Additionally, the Starting Price will be subject to adjustment from time to time in certain situations. You should refer to “Description of the Notes — Dilution Adjustments” in the pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

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“Standard & Poor’s®,” “S&P®” and “S&P Latin American 40TM” are trademarks of Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) and have been licensed for use by Citigroup Funding Inc.’s affiliate, Citigroup Global Markets Inc. “iShares®” is a trademark of Barclays Global Investors, N.A. and has been licensed for use by Citigroup Global Markets. The Notes have not been passed on by Standard & Poor’s, The McGraw- Hill Companies or Barclays Global Investors. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, The McGraw-Hill Companies or Barclays Global Investors and none of the above makes any warranties or bears any liability with respect to the Notes. © 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.